Filed Pursuant to Rule 433
Registration No. 333-134553

FX Basket-Linked Note
(“Global Cash Basket: Long Trading	Final Terms and Conditions
Partners, Short USD”)	November 13, 2006
100% Principal-Protected	Contact: +1 (212) 526 5641

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

This note allows an investor to hold a long position in the Canadian Dollar (CAD), Chinese Renminbi (CNY), Euro (EUR), Japanese Yen (JPY), Mexican Peso (MXN), and Singapore Dollar (SGD) and a short position in the U.S. Dollar (USD) via a single basket consisting of these long and short currencies (with the long currencies having a positive weighting in the basket and the short currencies having a negative weighting in the basket).  If the Basket Value is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an additional return which is dependent upon the Leverage (150%) multiplied by the performance of the basket, which is, in turn, linked to the performance of the long currencies vs. the USD.  If the Basket Value on the Valuation Date is less than or equal to zero, then the investor will receive at maturity only the principal amount of the notes, with no additional return.  The notes do not bear interest.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, A+)

Issue Size	USD 6,000,000

Principal Protection	100%

Trade Date	November 13, 2006

Issue Date	November 17, 2006

Valuation Date

May 13, 2008; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Disruption Events” below).

Maturity Date	May 19, 2008

Reference Currencies	Canadian Dollar (CAD), Chinese Renminbi (CNY), Euro (EUR), Japanese Yen (JPY), Mexican Peso (MXN) and Singapore Dollar (SGD).

Reference Exchange Rates	The spot exchange rates for each of the Reference Currencies quoted against the U.S. dollar expressed as number of currency units per USD 1.

Issue Price	100%

Leverage	150%

Redemption Amount	Principal Protection * principal amount of each note, plus Additional Amount, if any

Additional Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of the notes multiplied by:

	Leverage * Basket Value

	provided that the minimum Additional Amount payable on the notes shall be zero.

Basket Value	The sum of the following quotients in respect of the USD and each Reference Currency:

	Initial Currency Amount
	Settlement Rate

Initial Currency Amount	The Initial Currency Amount for the USD and each Reference Currency is as set forth below:

	Currency	Initial Currency Rate	Weighting	Initial Currency Amount
	CAD	1.1354	20.0%	0.2271
	CNY	7.8644	20.0%	1.5729
	EUR	0.7799	15.0%	0.1170
	JPY	118.04	20.0%	23.60
	MXN	10.8632	15.0%	1.6295
	SGD	1.5552	10.0%	0.1555
	USD	1	-100.0%	-1

	Where Initial Currency Amount = Weighting * Initial Currency Rate

The Initial Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date. The Initial Currency Rate for the USD is 1.

Settlement Rate

For each Reference Currency, the Reference Exchange Rate on the Valuation Date, observed as per the Settlement Rate Option (subject to the occurrence of a Disruption Event). The Settlement Rate for the USD shall be 1.

Settlement Rate Option and Valuation Business Day:	Reference Currency	Screen Reference	Valuation Business Day
	CAD	1FED	New York
	CNY	SAEC	Beijing
	EUR	One divided by spot rate on 1FED	New York
	JPY	1FED	New York
	MXN	USDMXNFIX=	Mexico City
	SGD	ABSIRFIX01	Singapore

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the prospectus supplement dated May 30, 2006 for the issuer’s Medium Term Notes, Series I.

Business Day	New York

Business Day Convention	Following

Disruption Events	If a Disruption Event relating to one or more Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Value using:

• for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•  for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006, for the issuer’s Medium Term Notes, Series I).

A “Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)   the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of any Reference Currency into USD through customary legal channels; or (y) for any Reference Currency other than EUR, the delivery of USD from accounts inside the country for which a Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) to accounts outside that Reference Currency Jurisdiction;

(B) the occurrence of any event causing the Reference Exchange Rate for any Reference Currency to be split into dual or multiple currency exchange rates; or

(C)    the Settlement Rate being unavailable for a Reference Currency, or the occurrence of an event (i) for any Reference Currency other than EUR, in a Reference Currency Jurisdiction that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for a Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency

Calculation Agent	Lehman Brothers Inc.

Underwriter	Lehman Brothers Inc.

Identifier	ISIN:	US52517PN803

	CUSIP:	52517PN80

Settlement System	DTC

Denominations	USD 1,000 and whole multiples of USD 1,000

Issue Type	US MTN

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Exchange Rates

The following charts show the weekly spot exchange rates for each Reference Currency in the period from the week ending November 9, 2003 through the week ending November 12, 2006, using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Value are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Value or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

The following chart shows the hypothetical Basket Value based on the hypothetical composite performance of the Reference Currencies using weekly data for the Reference Currencies obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The Basket Value was indexed to a level of 0.0 on the Trade Date based upon the Initial Reference Currency Rates determined on the Trade Date. The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Value described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note shows scenarios for the Redemption Amount payable at maturity of the notes, including scenarios under which an Additional Amount will or will not be payable, based on values for the Leverage (150%) and the Initial Currency Rates for the Reference Currencies (which were determined on the Trade Date) and hypothetical values for the Settlement Rates (which are determined on the Valuation Date), and consequently of the Basket Value.  The Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.

Example 1: CAD, CNY, EUR, JPY, MXN and SGD each appreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value greater than zero.

	Initial			Settlement Rate	Initial Currency Amount
Reference Currency	Currency Rate (on Trade Date)	Weighting	Initial Currency Amount	(on Valuation Date)	Divided by SettlementRate
CAD	1.1354	20%	0.2271	0.9764	0.2326
CNY	7.8644	20%	1.5729	6.9207	0.2273
EUR	0.7799	15%	0.1170	0.6629	0.1765
JPY	118.04	20%	23.6080	106.24	0.2222
MXN	10.8632	15%	1.6295	9.6682	0.1685
SGD	1.5552	10%	0.1555	1.3064	0.1191
USD	1.0000	-100%	-1.0000	1.0000	-1.0000
				Basket Value =	0.1461
				Leverage =	150%
				Additional Amount =	21.92%

Basket Value is 0.1461, resulting in a Redemption Amount equal to 121.92% of the principal amount of the notes

Example 2: CAD, CNY, EUR, JPY, MXN and SGD each depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value less than zero.

	Initial			Settlement Rate	Initial Currency Amount
Reference Currency	Currency Rate (on Trade Date)	Weighting	Initial Currency Amount	(on Valuation Date)	Divided by SettlementRate
CAD	1.1354	20%	0.2271	1.1922	0.1905
CNY	7.8644	20%	1.5729	8.6508	0.1818
EUR	0.7799	15%	0.1170	0.8891	0.1316
JPY	118.04	20%	23.6080	131.02	0.1802
MXN	10.8632	15%	1.6295	11.9495	0.1364
SGD	1.5552	10%	0.1555	1.6485	0.0943
USD	1.0000	-100%	-1.0000	1.0000	-1.0000
				Basket Value =	-0.0852
				Leverage =	150%
				Additional Amount =	0.00%

Basket Value is -0.0852, resulting in a Redemption Amount equal to 100% of the principal amount of the notes

Example 3:  CAD, CNY, EUR and JPY appreciate relative to their Initial Reference Currency Rates and MXN and SGD depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value greater than zero.

	Initial			Settlement Rate	Initial Currency Amount
Reference Currency	Currency Rate (on Trade Date)	Weighting	Initial Currency Amount	(on Valuation Date)	Divided by SettlementRate
CAD	1.1354	20%	0.2271	0.9764	0.2326
CNY	7.8644	20%	1.5729	6.9207	0.2273
EUR	0.7799	15%	0.1170	0.6629	0.1765
JPY	118.04	20%	23.6080	106.24	0.2222
MXN	10.8632	15%	1.6295	11.9495	0.1364
SGD	1.5552	10%	0.1555	1.6485	0.0943
USD	1.0000	-100%	-1.0000	1.0000	-1.0000
				Basket Value =	0.0892
				Leverage =	150%
				Additional Amount =	13.38%

Basket Value is 0.0892, resulting in a Redemption Amount equal to 113.38% of the principal amount of the notes

Example 4:  JPY, MXN, and SGD appreciate relative to their Initial Reference Currency Rates and CAD, CNY, and EUR depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value less than zero.

	Initial			Settlement Rate	Initial Currency Amount
Reference Currency	Currency Rate (on Trade Date)	Weighting	Initial Currency Amount	(on Valuation Date)	Divided by SettlementRate
CAD	1.1354	20%	0.2271	1.3057	0.1739
CNY	7.8644	20%	1.5729	8.6508	0.1818
EUR	0.7799	15%	0.1170	0.8735	0.1339
JPY	118.04	20%	23.6080	113.32	0.2083
MXN	10.8632	15%	1.6295	10.3200	0.1579
SGD	1.5552	10%	0.1555	1.4463	0.1075
USD	1.0000	-100%	-1.0000	1.0000	-1.0000
				Basket Value =	-0.0366
				Leverage =	150%
				Additional Amount =	0.00%

Basket Value is -0.0366, resulting in a Redemption Amount equal to 100% of the principal amount of the notes